Exhibit (b)(2)
LIMITED LIABILITY COMPANY AGREEMENT
OF
MOF I BDC LLC
Effective as of May 28, 2010

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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Schedule A            Members
Exhibit A            Certificate of Formation

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LIMITED LIABILITY COMPANY AGREEMENT OF
MOF I BDC LLC
     LIMITED LIABILITY COMPANY AGREEMENT of MOF I BDC LLC (the “Company”), dated as of May 28, 2010 among Medley Opportunity Fund LP, a Delaware limited partnership (“MOF LP”), Medley Opportunity Fund Ltd., a Cayman Islands limited company (“MOF LTD”), and the Persons who become Members or holders of Membership Interests of the Company in accordance with the provisions hereof and whose names are set forth on Schedule A hereto, as may be amended from time to time.
R-E-C-I-T-A-L-S
     WHEREAS, the Company is engaged in the Investment Business (as defined herein);
     WHEREAS, each of the Members have agreed to contribute cash or other valuable consideration to the Company in return for their respective interests in the Company; and
     WHEREAS, the Members desire to set forth the terms and conditions for the operation of the Company.
     NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
ARTICLE I
DEFINED TERMS
     Section 1.1 Definitions. (a) As used herein, the following terms have the following meanings:
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Company taxable year, after giving effect to the following adjustments:
(i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     “Affiliate” means, with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, including Related Persons. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
     “Agreement” means this Limited Liability Company Agreement of MOF I BDC LLC, as amended, modified, supplemented or restated from time to time.
     “Board of Managers” has the meaning as set forth in Section 6.1.
     “Business Day” means any day, except a Saturday, Sunday or other day on which commercial banking institutions in New York City or the State of Delaware are authorized or directed by law or executive order to close.
     “Capital Account” means, with respect to any Member, the account maintained for such Person in accordance with the provisions of Section 4.3.
     “Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Member (or such Person’s predecessor in interest) with respect to the Membership Interests of such Person.
     “Certificate” means the Certificate of Formation attached hereto as Exhibit A and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Delaware Secretary of State pursuant to the Delaware Act.
     “Code” means the Internal Revenue Code of 1986, and any successor statute, each as amended from time to time.
     “Company Assets” means all of the assets of the Company and any property (real or personal) acquired in exchange therefor or in connection therewith.
     “Company Minimum Gain” has the meaning set forth with respect to partnership minimum gain in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Delaware Act” means the Delaware Limited Liability Company Act and any successor statute, each as amended from time to time, except that, for purposes of this Agreement, no provision thereof adopted after the date hereof that would only be applicable to the Company absent a provision in this Agreement to the contrary will be applicable to the Company unless such provision is approved by the Board of Managers.
     “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further that, if the adjusted tax basis of an asset for federal income tax purposes at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.
     “Distributable Cash” means, for any Fiscal Year, the cash proceeds from Company operations or investments (including sales and dispositions of Company Assets in the ordinary course of business) net of all Company expenses for such period, less an additional amount reasonably anticipated for the succeeding period to pay, or reserve for, all Company expenses, debt payments, capital improvements, replacements and contingencies in such annual periods, plus any reserves in respect of prior periods, all as determined by the Board of Managers in accordance with the terms of this Agreement.
     “Fiscal Year” means (i) the period commencing on the Formation Date and ending on December 31, 2010, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) of this sentence for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to Article VIII hereof
     “Formation Date” means April 23, 2010, the date on which the executed Certificate was first filed and recorded with the Delaware Secretary of State in accordance with the Delaware Act.
     “Gross Asset Value” means, with respect to any Company Asset, such asset’s adjusted basis for U.S. federal income tax purposes, except that the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, and the Gross Asset Values of all Company Assets shall be adjusted to equal their respective fair market values, as determined by the Board of Managers, taking Section 7701(g) of the Code into account, except as otherwise provided herein, as of: (i) the date of the acquisition of any additional Membership Interests by any new or existing Member in exchange for services or more than a de minimis Capital Contribution; (ii) the date of the distribution of more than a de minimis amount of Company property to a Member; (iii) the date the Membership Interests are relinquished to the Company; or (iv) the date of the termination of the Company under Section 708(b)(1)(B) of the Code; provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if such adjustments are deemed necessary or appropriate by the Board of Managers to reflect the relative economic interests of the Members. Depreciation shall be calculated by reference to Gross Asset Value, instead of tax basis once Gross Asset Value differs from tax basis.
     “Investment Business” means all activities undertaken by the Company or its Subsidiaries in the financial industry including, without limitation, loan origination, loan sales, loan servicing and acquiring, holding and disposing of assets for investment purposes.
     “Majority Vote of the Board of Managers” means the Vote of more than 50% of the Board of Managers.

     “Majority Vote of the Members” means the Vote or approval by Members holding more than 50% of the Membership Interests.
     “Manager” means a manager appointed to the Board of Managers.
     “Member” means each of MOF LP and MOF LTD and any Person admitted as an additional Member pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a Member of the Company.
     “Member Nonrecourse Debt” shall have the meaning set forth with respect to partner nonrecourse debt in Regulations Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Member Nonrecourse Deductions” shall have the meaning set forth with respect to partner nonrecourse deductions in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
     “Membership Interest” means a share of one or more of the Company’s Net Profits, Net Losses and distributions of the Company’s assets and the right to any and all other benefits to which such Member may be entitled as provided in this Agreement and in the Delaware Act, but shall not, unless such person is admitted as a Member in accordance with Articles XII or XIII, include any right to participate in the management or affairs of the Company or exercise the rights of the Members set forth in Articles V or XII, including the right to vote on, consent to, or otherwise participate in any decision of the Members or Board of Managers.
     “Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss; (iii) gain or loss resulting from any disposition of a property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; (iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the Depreciation of a property; (v) if the Gross Asset Value of an asset is adjusted pursuant to the definition of Gross Asset Value (except with respect to Depreciation), then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of Net Profits and Net Losses; and (vi) items of Company gross income, gains, deductions and losses allocated pursuant to Sections 8.2 and 8.3 shall not be included in the computation of Net Profits and Net Losses.
     “Nonrecourse Liabilities” means “nonrecourse liabilities” as characterized under Regulations Section 1.704-2(b)(3). Subject to the foregoing sentence, Nonrecourse Liabilities means liabilities of the Company (or a portion thereof) with respect to which none of the Members bears the economic risk of loss (other than through the Member’s indirect interest as a Member in the Company assets subject to the liability).
     “Nonrecourse Deductions” shall have the meaning set forth in the Regulations Section 1.704-2(b)(1).
     “Percentage Interest” means the number of Membership Interests held by a particular Member divided by the total number of Membership Interests held by all Members (or a particular class of Membership Interests, as the context requires), reflected as a percentage. The sum of all Percentage Interests shall always be 100%.
     “Permitted Transferee” means the Person or Persons receiving Membership Interests pursuant to Section 12.1(b).
     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), trust, association, entity or government, or any political subdivision, agency or instrumentality of a government.
     “Proportionate Share” means the percentage of the total number of Membership Interests that a Person is entitled to purchase or sell pursuant to an option or right set forth in Article XII determined by dividing the Membership Interests owned by a Person by the aggregate number of Membership Interests then owned by such Person and the other Person’s who are entitled to participate in such option or right.
     “Purchaser” means the Person or Persons, including the Company, purchasing Membership Interests in accordance with Article XII.
     “Regulations” means the income tax regulations, including temporary regulations and corresponding provisions of succeeding regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Related Persons” means, (i) with respect to any Person who is an individual, members of such Person’s immediate family or his or her spouse, trusts for the benefit of such Person, his or her spouse and members of his or her respective immediate family and (ii) with respect to any Person who is an entity, such entity’s interest holders and members of such interest holder’s immediate family or his or her spouse, trusts for the benefit of such interest holder, his or her spouse and members of his or her respective immediate family.
     “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to Vote for the election of the board of managers or other governing body of such corporation or other legal entity.
     “Transfer” means the voluntary or involuntary sale, assignment, transfer (by gift or otherwise), pledge, hypothecation, grant of a participation interest or other disposition or conveyance of legal or beneficial interest, directly or indirectly, whether in one transaction or in a series of related transactions.
     “Transferee” means any Person that is a transferee of Membership Interests in the Company.
     “Transferor” means any Person that proposes to transfer Membership Interests in accordance with Article XII.
     “Trust” means a Member that is a trust.
     “Votes” means the number of votes held by each holder of Membership Interests entitled to exercise voting rights with respect to such Membership Interests.
     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Auditors	11.1	(a)
Board of Managers	6.1
Covered Person	6.8	(a)
Executive Officers	7.1
Liquidating Trustee	10.3
New Member	13.2
Notices	14.2
Permitted Transferee	12.1	(b)
Regulatory Allocations	8.3
     Section 1.2 Construction. The headings and subheadings in this Agreement are included for convenience and identification and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neutral forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II
FORMATION AND TERM
     Section 2.1 Formation. (a) The Members hereby confirm the formation of the Company as of the Formation Date as a limited liability company under and pursuant to the provisions of the Delaware Act and all other pertinent laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth. The parties hereto agree that the rights, duties, and liabilities of the Members and the holders of Membership Interests, and any additional Members admitted to the Company in accordance with the terms hereof, shall be as provided in the Delaware Act, except as otherwise provided herein.
          (b) The name and mailing address of each Member shall be listed on Schedule A attached hereto. MOF LP and MOF LTD are hereby admitted as the Members of the Company. Additional Members shall be admitted as Members of the Company pursuant to action taken by the Board of Managers in accordance with Articles XII and XIII. The Board of Managers, or a designee of the Board of Managers, shall update Schedule A from time to time as necessary to accurately reflect the information therein as known by the Board of Managers, including, without limitation, the admission of new Members, but no such update shall constitute an amendment for purposes of Section 14.10 hereof. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.
          (c) Each Manager, or a designee of the Board of Managers, is hereby designated as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (and any amendments or statements thereof) necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment or restatement may be executed, delivered or filed unless adopted in a manner authorized by this Agreement. The holders of Membership Interests promptly shall execute and deliver such documents and perform such acts consistent with the terms of this Agreement as may be reasonably necessary to comply with the requirements of law for the formation, qualification and continuation of existence of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.
     Section 2.2 Name. The name of the Company is “MOF I BDC LLC” or such other name as the Board of Managers may designate from time to time in compliance with the Delaware Act. The business of the Company shall be conducted in that name or in such other names as the Board of Managers may designate from time to time in compliance with applicable law.
     Section 2.3 Term. The term of the Company commenced on April 23, 2010 (the date the Certificate was first filed in the office of the Delaware Secretary of State in accordance with the Delaware Act) and shall continue in existence until wound up and liquidated as set forth in Article X. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Delaware Act.

     Section 2.4 Registered Agent and Office. The Company’s registered agent shall be Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. At any time, the Board of Managers may designate another registered agent and/or registered office.
     Section 2.5 Principal Place of Business. The principal place of business of the Company shall be 375 Park Avenue, Suite 3304, New York, New York 10152. Upon 10 days notice to the Members, the Board of Managers may change the location of the Company’s principal place of business, which may be either inside or outside of the State of Delaware.
     Section 2.6 Title to Company Assets. All Company Assets shall be deemed to be owned by the Company as an entity, and no holder of Membership Interests, individually, shall have any direct ownership interest in such Company Assets. Each holder of Membership Interests, to the extent permitted by applicable law, hereby waives its rights to a partition of the assets and, to that end, agrees that it will not seek or be entitled to a partition of any assets, whether by way of physical partition, judicial sale or otherwise, except as otherwise expressly provided in Article IX.
ARTICLE III
PURPOSE AND POWERS OF THE COMPANY
     Section 3.1 Purposes. The purposes of the Company shall be (i) to acquire, own and operate an Investment Business, (ii) to engage in, conduct, carry on and direct all business affairs related to the Investment Business, including, without limitation, employment of personnel, formulation of policies pertaining to operations and organization, determination of overall business policy and strategy and (iii) to engage in any and all lawful activities that are necessary, advisable or incidental to the purposes set forth in this Section 3.1 or which the Board of Managers shall determine to be in the best interests of the holders of Membership Interests.
     Section 3.2 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Delaware Act, by any other law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion, or attainment of the purposes of the Company set forth in Section 3.1
     Section 3.3 Maintenance of Separate Existence. The Company shall do all things necessary to maintain its limited liability company existence separate and apart from the existence of each holder of Membership Interests and any Affiliate of each holder of Membership Interests, including maintaining the Company’s books and records on a current basis separate from that of any Affiliate of the Company or any other Person. In furtherance, and not in limitation, of the foregoing, the Company shall (i) maintain or cause to be maintained by an agent under the Company’s control physical possession of all its books and records, (ii) account for and manage all of its liabilities separately from those of any other Person, including payment by it of administrative expenses and taxes from its own assets and (iii) identify or cause to be identified separately all its assets from those of any other Person.
ARTICLE IV
ACQUISITION OF MEMBERSHIP INTERESTS;
CAPITAL ACCOUNTS; LOANS
     Section 4.1 Membership Interests. Effective as of the date hereof, the Members shall own the Membership Interests set forth on Schedule A attached hereto. A separate Capital Account will be maintained for each holder of Membership Interests.
     Section 4.2 Status of Capital Contributions. (a) Except as specifically provided in this Agreement, no holder of Membership Interests shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or otherwise in its capacity as a holder of Membership Interests. Except as otherwise expressly provided herein or with the prior approval of the Board of Managers, no holder of Membership Interests will be permitted to borrow from the Company, make an early withdrawal of or demand or receive a return of any Capital Contributions. Under circumstances requiring a return of any Capital Contributions, except as otherwise expressly provided in this Agreement, no holder of Membership Interests will have the right to receive property other than cash.
          (b) Each holder’s Membership Interest in the Company shall, except as otherwise provided by law, this Agreement, or the Board of Managers, be fully paid and nonassessable. Should the Board of Managers determine that the Members are to make additional capital contributions, but not all Members contribute their pro rata share, the Percentage Interests of the contributing Members shall be increased in a proportionate and equitable manner and the Percentage Interests of the non-contributing Members shall be decreased in a proportionate and equitable manner.
     Section 4.3 Capital Accounts. A Capital Account shall be established and maintained for each holder of Membership Interests as required by Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4) of the Regulations:
          (a) Without limiting the generality of the foregoing, the Capital Account of holders of Membership Interests will be increased by:
          (i) The amount of money contributed by the holders of Membership Interests to the Company;
          (ii) The Gross Asset Value of property contributed by the holders of Membership Interests to the Company;
          (iii) Allocations to the holders of Membership Interests of Net Profits; and
          (iv) Allocations to the holders of Membership Interests of income described in Code Section 705(a)(1)(B).

          (b) The Capital Account of the holders of Membership Interests will be decreased by:
          (i) The amount of money distributed to the holders of Membership Interests by the Company;
          (ii) The Gross Asset Value of property distributed to the holders of Membership Interests by the Company;
          (iii) Allocations to the holders of Membership Interests of Net Losses;
          (iv) Allocations to the holders of Membership Interests of expenditures described in Code Section 705(a)(2)(B); and
          (v) Allocations to the account of the holders of Membership Interests of Company loss and deduction as set forth in the relevant Regulations, taking into account adjustments to reflect book value.
          (c) In the event of a permitted sale or exchange of Membership Interests in the Company, the Capital Account of the Transferor shall become the Capital Account of the Transferee to the extent it relates to the transferred Membership Interests in accordance with Section 1.704-1(b)(2)(iv) of the Regulations.
          (d) If, in the opinion of the Company’s accountants, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 4.3 is required to be modified to comply with Code Section 704(b) and the Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 4.3, the method in which Capital Accounts are maintained shall be so modified; provided,however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.
          (e) Upon liquidation of the Company, liquidating distributions will be made in accordance with Section 10.4. Liquidation proceeds will be paid by the end of the taxable year (or, if later, within 90 days after the date of the liquidation). The Company may offset damages for a judicially and finally determined breach of this Agreement by a holder of Membership Interests whose interest is liquidated (either upon the withdrawal of the Member (to the extent permitted by this Agreement) or the liquidation of the Company) against the amount otherwise distributable to the holder of Membership Interests.
          (f) Except as otherwise required in the Delaware Act, no holder of Membership Interests shall have any liability to restore all or any portion of a deficit balance in the holder’s Capital Account.
          (g) A holder of Membership Interests shall not receive out of the Company’s property any part of such Person’s Capital Contribution until all liabilities of the Company, except liabilities to holders of Membership Interests on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

     Section 4.4 Loans. Any Member may make loans to the Company to the extent requested by the Board of Managers and required to fund operations in excess of Capital Contributions, if any, made to the Company pursuant to this Article IV. Such loans shall be on terms no less favorable to the Company than would be available from non-Affiliated parties, as agreed to by the Board of Managers, and the loans may be secured or unsecured as the Board of Managers and such Member shall agree.
ARTICLE V
RIGHTS AND DUTIES OF MEMBERS
     Section 5.1 Membership Interests. A Person’s interest in the Company shall be represented by the Membership Interests held by such Person. Subject to the rights of the Board of Managers in accordance with Article XIII, all Membership Interests shall have identical rights in all respects as all other Membership Interests. The number of Membership Interests shall be set forth on Schedule A attached hereto. No provisions regarding the right to vote on, consent to, or otherwise participate in any decision of the Members or Board of Managers shall be interpreted or construed to include such rights for a holder of Membership Interests who has not been admitted as a Member. Each holder of Membership Interests hereby agrees that such Person’s interest in the Company and in the Membership Interests shall for all purposes be personal property.
     Section 5.2 Power of Members. Except as expressly provided in this Agreement, the Members shall take no part in the management of the business or transact any business for the Company and shall have no power to sign for or bind the Company solely in their capacity as Members; provided, however, that the Members shall have the approval and consent rights as described in this Agreement and as provided under the Delaware Act. Except as specifically provided in this Agreement, with respect to any action of the Company submitted by the Board of Managers to a Vote of the Members, the Members entitled to Vote may Vote or refrain from voting for or against any such action of the Company, in such Member’s sole and absolute discretion, considering such factors as such Member desires, including such Member’s own interests or the direction of any other Person, and such Member shall have no duty or obligation to give any consideration to any interest of or factor affecting the Company or any other Person.
     Section 5.3 Place of Meetings. Annual and special meetings of the Members will be held at such place within or without the State of Delaware as may be fixed from time to time by the Board of Managers and stated in the notice of meeting. The Company shall not be required to hold Annual Meetings except as determined by the Board of Managers from time to time.
     Section 5.4 Meetings. A meeting of the Members may be called at any time and for any purpose or purposes by any Manager.
     Section 5.5 Notice of Meetings. A written notice of the place, date and hour of each meeting, whether annual or special, will be given personally or by first class mail, or by nationally recognized overnight delivery service, to each Member entitled to Vote thereat, not fewer than 10 days nor more than 50 days prior to the meeting. The notice of any regular or special meeting will also state the purpose or purposes for which the meeting is called. No other matters may be transacted at any special meeting other than that specified in such notice. If such notice is mailed or sent by overnight delivery service, it will be directed to the Member in a postage-prepaid envelope at such Member’s address as it appears on the record of Members, or, if a Member had filed with the Secretary a written request that notices to such Member be sent to some other address, then directed to such Member at such other address. If such notice is mailed, it shall be deemed delivered two calendar days after being deposited in the United States mail.
     Section 5.6 Waiver of Notice. Notice of any annual or special meeting of Members need not be given to any Member who submits a written waiver of notice with the Secretary, signed in person or by proxy, whether before or after the meeting. The attendance of any Member at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, will constitute a waiver of notice by such Member.
     Section 5.7 Quorum and Adjournment. Except as otherwise provided by statute or this Agreement, at all meetings of Members, whether annual or special, the holders of 60% of the Membership Interests entitled to Vote thereat, present in person or by proxy, will be required for and will constitute a quorum for the transaction of business. In the absence of a quorum, Votes cast by the holders of 60% of the Membership Interests who are entitled to Vote, may adjourn the meeting from time to time. At any such adjourned meeting at which a quorum will be present, any business may be transacted that might have been transacted at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. If after the adjournment, however, the Board of Managers fixes a new record date for the adjourned meeting, notice of the adjourned meeting will be given to each Member.
     Section 5.8 Vote of Members. Each Member holding Membership Interests will be entitled at every meeting of Members to one vote. Except as otherwise expressly provided in this Agreement, the Majority Vote of the Members shall be required to constitute the act of the Members on any matter put before the Members.
     Section 5.9 Proxies. Each Holder of Membership Interests entitled to Vote at a meeting of Members or to express consent or dissent without a meeting may authorize another Person or Persons to act for such Member by proxy. Each proxy is revocable at the pleasure of the Member executing it, except in those cases where a proxy is made irrevocable and an irrevocable proxy is permitted by law.
     Section 5.10 Members’ Consent in Lieu of Meeting. Any action of the Members may be taken without a meeting, without prior notice and without a Vote, if a consent in writing, setting forth the action so taken, is signed by holders of the Membership Interests having not less than the minimum number of Votes necessary to authorize or take such action at a meeting at which the holders of Membership Interests entitled to Vote thereon were present and Voted.
     Section 5.11 Liability of Parties. No Member shall be liable to the Company or to any other Member for (i) the performance, or the omission to perform, any act or duty on behalf of the Company if such conduct did not constitute fraud, gross negligence or reckless or intentional misconduct, (ii) the termination of the Company and this Agreement pursuant to the terms hereof, or (iii) the performance, or the omission to perform, on behalf of the Company any act in reliance on advice of legal counsel, accountants or other professional advisors to the Company.
     Section 5.12 Nature of Obligations between Members. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be deemed to constitute any Member an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the members of a limited liability company as may be created by the Delaware Act. Except as otherwise expressly provided in this Agreement, a Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member or the Company.
ARTICLE VI
BOARD OF MANAGERS
     Section 6.1 Board of Managers. The business and affairs of the Company shall be controlled, directed and managed by a board of managers (the “Board of Managers”).
     Section 6.2 Composition of the Board of Managers. The Board of Managers initially shall be composed of three Managers. At all times, there will be three Managers on the Board of Managers that have been appointed by the Members. Should any such Manager appointed by the Members cease to be on the Board of Managers for whatever reason, the Members shall appoint a replacement Manager so that there are a total of three Managers on the Board of Managers that have been appointed by the Members. Currently, the three Managers selected by the Members are Andrew Fentress, Brook Taube and Seth Taube. The size of the Board of Managers can be changed at any time as determined by the Board of Managers; provided that at all times there shall be no less than three Managers and no more than nine Managers.
     Section 6.3 Action by the Board of Managers. Each Manager shall have one Vote. All decisions of the Board of Managers shall be made by a Majority Vote of the Board of Managers.
     Section 6.4 Liability for Certain Acts. Managers shall perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the Company, with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs his duties shall not have any liability by reason of being or having been a member of the Board of Managers of the Company. The Board of Managers does not, in any way, guarantee the return of Capital Contributions or a profit for the holders of Membership Interests from the operations of the Company. No Manager shall be liable to the Company or to any holder of Membership Interests for any loss or damage sustained by the Company or any holder of Membership Interests, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking.
     Section 6.5 Exclusivity of Duty to Company. (a) Except as otherwise provided herein or in any other agreement relating to the Company, no Manager shall be required to manage the Company as his sole and exclusive function and such Person may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the

Company nor any holder of Membership Interests shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities or to the income or proceeds derived therefrom. Managers shall not incur any liability to the Company or to any of the holders of Membership Interests as a result of engaging in any other business or venture.
     Section 6.6 Bank Accounts. The Board of Managers may from time to time open bank accounts in the name of the Company, and the Managers shall each be signatories thereon, unless the Board of Managers determines otherwise.
     Section 6.7 Meetings of the Board of Managers. Regular Meetings of the Board of Managers shall be held quarterly on the first business day after the 10th day of each of January, April, July and October. Special meetings of the Board of Managers may be called by any Manager on five (5) days notice to each Manager, either personally, by mail, by telegram, by telex or by facsimile transmission. Any notice may be given by the Secretary or the Manager calling such meeting and shall state the purpose or purposes of the meeting unless otherwise required by this Agreement.
     Section 6.8 Indemnification. (a) The Company shall indemnify to the fullest extent permitted by law any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), or any appeal thereof by reason of the fact that such Person is or was a member of the Board of Managers, a Member or any of their respective officers, directors, managers, trustees, partners, or members (any such Person, a “Covered Person”), against expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually incurred by such Covered Person in connection with investigating, preparing or defending any such action, suit or proceeding if such Covered Person did not act in bad faith or fraudulently and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful.
          (b) Expenses (including attorneys’ fees) incurred by a Covered Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company authorized in this Section 6.8. In addition, any expenses (including attorneys’ fees) incurred by a Covered Person in enforcing their right to indemnification pursuant to this Section 6.8 shall be paid by the Company upon a determination in favor of such Covered Person.
          (c) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
          (d) The Company may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against such Covered Person and incurred by such

          Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under this Section 6.8.
          (e) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.8 shall, unless otherwise provided when authorized or ratified, continue as to a Covered Person who has ceased to be a member of the Board of Managers, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such Covered Person.
          (f) The Company may, but is not obligated to, provide the indemnification rights set forth in this Section 6.8 to officers, employees, or agents of the Company (including any Person who is or was serving at the request of the Company as a director, manager officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise).
ARTICLE VII
OFFICERS
     Section 7.1 Executive Officers. The Board of Managers shall have the power to appoint a President and one or more Vice Presidents who shall act as executive officers of the Company (the “Executive Officers”). The President and the Vice Presidents shall have such powers and will perform such duties as may from time to time be assigned to them by the Board of Managers.
     Section 7.2 The Secretary. The Secretary will attend all meetings of the Members and the Board of Managers, and will record all votes and the minutes of all proceedings in a book to be kept for that purpose. Unless otherwise provided in this Agreement, the Secretary will attend to the giving of notice of all meetings of the Members and Board of Managers, have custody of the company seal and, when authorized by the Board of Managers, will have authority to affix the same to any instrument and, when so affixed, it will be attested by the Secretary’s signature or by the signature of the President, the Treasurer or an Assistant Secretary or an Assistant Treasurer. The Secretary will keep an account for all books, documents, papers and records of the Company, except those for which some other officer or agent is properly accountable. The Secretary will generally perform all the duties usually appertaining to the office of Secretary of a limited liability company. In the absence of the Secretary, such Person as will be designated by the Board of Managers will perform his duties.
     Section 7.3 The Treasurer. The Treasurer will have the care and custody of all funds of the Company and will deposit the same in such banks or other depositories as the Board of Managers, or any executive officer or officers, duly authorized by the Board of Managers, will from time to time direct or approve. The Treasurer will keep a full and accurate account of all funds received and paid on account of the Company, and will render a statement of accounts whenever the Board of Managers or an Executive Officer requires. The Treasurer will perform all other necessary acts and duties in connection with the administration of the financial affairs of the Company, and will generally perform all the duties usually appertaining to the office of

Treasurer of a limited liability company. In the absence of the Treasurer, such Person as will be designated by the Board of Managers will perform the duties of Treasurer.
ARTICLE VIII
ALLOCATIONS; TAX MATTERS
     Section 8.1 Allocations of Net Profits and Net Losses from Operations. Except as may be required by Code Section 704(c) and the underlying Regulations, Net Profit and Net Loss of the Company shall be allocated for book and tax purposes among the holders of Membership Interests in accordance with, and in proportion to, their respective Percentage Interests.
     Section 8.2 Other Allocation Rules. (a) Notwithstanding any provisions of Article VIII, the following special allocations shall be made in the following order:
          (i) Minimum Gain Chargeback (Nonrecourse Liabilities). If there is a net decrease in Company Minimum Gain for any Fiscal Year, the minimum gain chargeback requirement described in Regulations Section 1.704-2(f) and (g) shall apply.
          (ii) Minimum Gain Chargeback (Member Nonrecourse Debt). If there is a net decrease in a holders of Membership Interest’s Nonrecourse Debt minimum Gain during any Fiscal Year, any holders of Membership Interests with a share of that nonrecourse debt minimum gain (determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the Fiscal Year must be allocated items of income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Year) equal to that holders of Membership Interest’s share of the net decrease in the nonrecourse debt minimum gain in accordance with Regulations Section 1304-2(i).
          (iii) Qualified Income Offset. In the event any holders of Membership Interests unexpectedly receives any adjustment, allocation, or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), which adjustment, allocation, or distribution creates or increases a Member’s Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to that holders of Membership Interests in an amount and manner sufficient to eliminate that deficit balance so created or increased as quickly as possible. This Section 8.2 (iii) is intended to constitute a “qualified income offset” under Regulations Section 1.704.1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          (iv) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company taxable year in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of Company income and gain) as quickly as possible to eliminate such excess Capital Account deficit, provided, that an allocation pursuant to this Section 8.2(iv) will be made if and only to the extent that such Member would have a Capital Account deficit in excess of such sum after all other allocations provided for in this Article VIII have been tentatively made as if Section 8.2(iii) and this Section 8.2(iv) were not in the Agreement.
          (v) Stop Loss. No items of loss or deduction will be allocated to any Member to the extent that any such allocation would cause the Member to have (or increase the amount of) an Adjusted Capital Account Deficit at the end of any Company taxable year. All items of loss or deduction in excess of the limitation set forth in this Section 8.2(v) shall be allocated among such other Members, which do not have such Adjusted Capital Account Deficit balances, pro rata, in proportion to their Percentage Interests, until no Member may be allocated any such items of loss or deduction without having or increasing such an Adjusted Capital Account Deficit balance. Thereafter, any remaining items of loss or deduction shall be allocated to the Members, pro rata, in proportion to their relative aggregate Percentage Interests.
          (vi) Basis Adjustment. To the extent an adjustment to the adjusted tax basis of any property is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
          (vii) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the holders of Membership Interests in accordance with their respective Percentage Interests. If the Board of Managers determines in its good faith discretion that nonrecourse deductions for any Fiscal Year must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Code Section 704(b), any Manager is authorized to revise the prescribed ratio for such Fiscal Year to the numerically closest ratio that satisfies such requirements.
          (viii) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other applicable period shall be specially allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable (as determined under Regulations Section 1.704-2(b)(4) and (i)(1)).
          (b) If the number of Membership Interests owned changes during a Fiscal Year, all items of income, gain, loss, deduction and credit allocable to any Membership Interests shall be allocated among the Members for such Fiscal Year in a reasonable manner, as determined by the Board of Managers, that takes into account the varying Membership Interests of such Members in the Company during such taxable year in accordance with Section 706 of the Code.
     Section 8.3 Curative Allocations. The allocations set forth in Section 8.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.

It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 8.3. Therefore, notwithstanding any other provision of this Article VIII (other than the Regulatory Allocations), Board of Managers shall make such offsetting special allocations of Company income, gain, loss or deduction, in whatever manner it determines appropriate, so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not contained in this Agreement and all Company items were allocated pursuant to this Article VIII without regard to the Regulatory Allocations. In exercising its discretion under this Section 8.3, the Board of Managers shall take into account future Regulatory Allocations under Sections 8.2(a)(i) and 8.2(a)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 8.2(a)(vii) and 8.2(a)(viii).
     Section 8.4 Treatment of Company. The Members intend that the Company will be treated as a partnership, rather than an association taxable as a corporation, for federal income tax purposes, and shall make no election, and no Member shall make any such election, under Treasury Regulations Section 301.7701-3(c) to be treated otherwise.
ARTICLE IX
DISTRIBUTIONS
     Section 9.1 Distributions. (a) In the sole discretion of the Board of Managers, the Company may, from time to time, make discretionary distributions of Distributable Cash with respect to a Fiscal Year, which distributions shall be made to the Members in accordance with and in proportion to their respective Percentage Interests.
          (b) All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation by the Company to the holders of Membership Interests shall be treated as amounts distributed to the holders of Membership Interests pursuant to this Article IX for all purposes of this Agreement. The Board of Managers is authorized and directed to withhold from distributions to the holders of Membership Interests and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those holders of Membership Interests with respect to which such amounts were withheld. Promptly upon learning of any requirement under any provision of the Code or any other applicable law requiring the Company to withhold any sum from a distribution to a holder of Membership Interests or to make any payment to any taxing authority in respect of such holder of Membership Interests, the Company shall give written notice to such holder of Membership Interests of such requirement, and if practicable and if requested by such holder of Membership Interests, shall cooperate with such holder of Membership Interests in all lawful respects to minimize or to eliminate any such withholding or payment.
     Section 9.2 Liquidation Distribution. Distributions made upon liquidation of the Company shall be made as provided in Section 10.4.

     Section 9.3 No Creditor Status. A holder of Membership Interests shall not have the status of, and is not entitled to the remedies available to, a creditor of the Company with regard to distributions that such holder of Membership Interests becomes entitled to receive pursuant to this Agreement and the Delaware Act.
     Section 9.4 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any holder of Membership Interests on account of its interest in the Company if such distribution would violate the Delaware Act or other applicable law.
ARTICLE X
DISSOLUTION, LIQUIDATION AND TERMINATION
     Section 10.1 No Dissolution. The Company shall not be dissolved by the admission of additional Members in accordance with the terms of this Agreement.
     Section 10.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:
          (i) the determination of the Board of Managers as provided in Article VI;
          (ii) the sale of all or substantially all the assets of the Company; or
          (iii) the entry of a decree of judicial dissolution under the Delaware Act.
     Section 10.3 Notice of Dissolution. Upon the dissolution of the Company, the Person or Persons approved by the Board of Managers to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the holders of Membership Interests of such dissolution.
     Section 10.4 Liquidation. Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the holders of Membership Interests to minimize the normal losses attendant upon a liquidation. The holders of Membership Interests shall continue to share Net Profits and Net Losses during liquidation in the same proportions, as specified in Article VIII hereof, as before liquidation. Each holder of Membership Interests shall be furnished with a statement prepared by the Company’s certified public accountants that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each holder of Membership Interests shall pay to the Company all amounts then owing by such Person to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:
          (i) First, to creditors of the Company (including holders of Membership Interests that are creditors to the extent otherwise permitted by law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Membership Interests;
          (ii) Thereafter, the balance, if any, to the holders of Membership Interests in proportion to their respective positive Capital Account balances after giving effect to Capital Account adjustments for the Company taxable year in which the liquidating event occurs (other than those from the liquidating distribution made pursuant to this Section 10.4(ii)).
It is intended that such distributions under Section 10.4(ii) will result in the Members receiving aggregate distributions in the order of and equal to the amount of distributions that would have been received if the liquidating distributions were made in accordance with Percentage Interests. However, if the balances in the Capital Accounts do not result in such intention being satisfied, constituent items of income, gain, loss and deduction will be reallocated among the Members for the year of the liquidation, to the extent permissible under Code Section 704(b) (and, if necessary and permissible under Code Section 704(b), for prior Company taxable years for which the deadline (determined without extensions) for the filing of the Company’s federal income tax return has not passed), so as to cause the balances in the Capital Accounts to be in the amounts necessary to assure that such result is achieved. To the extent that the holders of Membership Interests determine that any or all of the assets of the Company shall be sold, such assets shall be sold as promptly as possible, but in a business-like and commercially reasonable manner. For purposes of making the liquidating distributions required by this Section 10.4, the Liquidating Trustee shall, at the direction of the Board of Managers, distribute all or any portion of the assets of the Company in kind or to sell all or any portion of the assets of the Company and distribute the proceeds therefrom. If any property or assets of the Company are to be distributed in kind to the holders of Membership Interests, (i) the Capital Accounts of the holders of Membership Interests shall be adjusted to reflect the amount, if any, of unrealized gain or loss with respect to such property, as though such property had been sold for its fair market value and any gain or loss allocated among the holders of Membership Interests in accordance with the provisions of this Agreement and (ii) such property will be distributed in such a manner that each holder of Membership Interests will receive such Person’s proportionate interest in each of the assets available for such distribution; that is to say, each holder of Membership Interests shall receive an undivided interest, corresponding to the proportion to which it is entitled pursuant to this Section 10.4, in all interests in real estate and leaseholds and other indivisible properties, as nearly as practicable, of each divisible asset.
     Section 10.5 Termination. The Company shall terminate when all of the Company Assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Membership Interests in the manner provided for in this Article X, and the Certificate shall have been canceled in the manner required by the Delaware Act.
     Section 10.6 Claims of the Holders of Membership Interests. The holders of Membership Interests shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital

Contributions, the holders of Membership Interests shall have no recourse against the Company, the Board of Managers or any other holder of Membership Interests or any other Person. No holder of Membership Interests with a negative balance in such holder’s Capital Account shall have any obligation to the Company or to the other holders of Membership Interests or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.
ARTICLE XI
BOOKS AND RECORDS; FINANCIAL STATEMENTS
     Section 11.1 Books and Records; Financial Statements. (a) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business on an accrual basis. Notwithstanding any provision to the contrary of the Delaware Act, such books of account, together with a certified copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each holder of Membership Interests and its duly authorized representatives for any purpose reasonably related to such holder’s interest in the Company. In addition to the other rights specifically set forth in this Agreement, each holder of Membership Interests shall have access to all information to which a holder of Membership Interests is entitled to have access pursuant to the Delaware Act and such other information regarding the Company and its business and affairs as such Person may reasonably request from time to time. The books of account and the records of the Company shall be examined by and reported upon as of the end of each Fiscal Year by a firm of independent certified public accountants that shall be selected by the Board of Managers (the “Auditors”).
          (b) The Company shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company and the following financial information, prepared, in the case of clauses (i) and (ii) below, together with an operating report in a form to be determined by the Board of Managers analyzing such information, shall be transmitted by the Company to each holder of Membership Interests. Within 120 days after the close of each Fiscal Year, the following financial statements, examined by and certified to by the Auditors:
          (i) the balance sheet of the Company as of the close of such Fiscal Year;
          (ii) a statement of Company Net Profits and Net Losses for such Fiscal Year;
          (iii) a statement of the Company’s cash flows for such Fiscal Year; and
          (iv) a statement of each holder’s Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year.

          (c) Each holder of Membership Interests shall provide the Board of Managers upon request tax basis information about contributed assets and other tax information reasonably requested by the Board of Managers.
     Section 11.2 Reporting Requirements. The Company shall furnish or cause to be furnished to the Board of Managers and each holder of Membership Interests:
          (a) Promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its creditors, and copies of all tax returns that the Company files with any federal or state taxing authority; and
          (b) Within 15 days of the filing of the Company’s federal tax return (federal Form 1065), a copy of Schedule K-l of federal Form 1065 reporting the holder’s allocable share of Net Profits, Net Losses and other items of Company income, gain, deductions or loss for such Fiscal Year, and, from time to time, such additional information as the holder of Membership Interests may reasonably require for tax purposes.
     Section 11.3 Tax Decisions.
     (a) The Company shall file as a partnership for federal income tax purposes. All decisions for the Company relating to tax matters including, without limitation, whether to make any tax elections, the positions to be taken on the Company’s tax returns and the settlement or further contest or litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority, shall be taken by the Board of Managers. The Board of Managers shall designate the “tax matters partner” within the meaning of Code Section 6231(a)(7). The Company’s tax matters partner may cause the Company to elect, pursuant to Section 754 of the Code, to adjust the tax basis of the Company’s assets.
ARTICLE XII
TRANSFERABILITY
     Section 12.1 Transfers of Membership Interests. (a) Except as set forth in this Article XII, no Transfer or offer to Transfer may be made by any holder of Membership Interests of all or any part of such Person’s Membership Interests in the Company. A Transfer of all of a Member’s Membership Interests shall terminate the Transferor’s status as a Member and the remaining Members are hereby authorized to continue the business of the Company without dissolution.
          (b) Subject to the provisions of this Section 12.1, Transfers by the holders of Membership Interests only shall be permitted as follows:
          (i) Each Member shall have, and at all times, retain the right to Transfer all or any portion of such Member’s Membership Interests to a Related Person, to an Affiliate or to a Trust for the benefit of a Related Person;
          (ii) Upon the death of any holder of Membership Interests, such Membership Interests may be transferred to the beneficiaries of such deceased holder of

Membership Interests pursuant to laws of descent and distribution if the beneficiary is a Person specified in clause (i) above; and
          (iii) A Transfer otherwise made pursuant to the provisions of this Article XII.
     The Person or Persons acquiring Membership Interests pursuant to the terms of this Article XII shall be referred to hereinafter individually as a “Permitted Transferee” and collectively as “Permitted Transferees.”
          (c) A Transfer of Membership Interests in the Company shall be effective only upon satisfaction of the following conditions:
          (i) The Membership Interests were acquired by a Transferee by means of a Transfer permitted under this Article XII;
          (ii) The Transferee executes such documents and instruments as the Company may reasonably request as necessary or appropriate to confirm such Transfer, and such Transferee executes a joinder agreement agreeing to be bound by the terms and conditions hereof; and
          (iii) The Transferee has paid all reasonable expenses incurred by the Company in connection with such Transfer, including, but not limited to, the cost of the preparation, filing and publishing of any amendment to the Company’s certificate of formation, as necessary, or any other amendments to this Agreement or other documents or filings and any legal or accounting fees.
          (d) A Permitted Transferee shall be admitted as a Member only with the written consent of the Board of Managers in its sole and absolute discretion unless a Permitted Transferee is a Related Person, an Affiliate of the Transferor or a Trust for the benefit of a Related Person or a Member. Unless admitted as a Member, a Permitted Transferee shall solely have the right to receive allocations of Net Profit and Net Loss pursuant to Article VIII, distributions pursuant to Articles IX and X and reports pursuant to Article XI and shall not have any other rights as a Member, including, without limitation the right to Vote or purchase Membership Interests pursuant to Article XII; provided, however, that such holder of Membership Interests shall be bound by all of the obligations of the Members set forth in this Agreement, including without limitation, the obligations to sell such Person’s Membership Interests in accordance with Article XII.
          (e) No Transfer of Membership Interests, or any part thereof; that is in violation of this Article XII, shall be valid or effective against, or shall bind, the Company and neither the Company nor the Members shall recognize the same for the purpose of making allocations, Distributions or other payments pursuant to this Agreement with respect to such Membership Interests or part thereof. Neither the Company nor the non-transferring Members shall incur any liability as a result of refusing to make any such distributions to the Transferee of any such invalid Transfer, or any other Person, and no such purported Transferee shall have any right to receive allocations or payments of any Net Profits or Net Losses or distributions.

ARTICLE XIII
ISSUANCES OF INTERESTS; ADMISSION OF NEW MEMBERS
     Section 13.1 Additional Issuance of Interests. (a) The Board of Managers is authorized to cause the Company to issue Membership Interests in addition to those issued pursuant Section 4.1 at any time or from time to time to any Person who may be a Member or to other Persons and to admit them to the Company as Members without any further consent of the Members. The Board of Managers shall have sole and complete discretion in determining the consideration and terms and conditions with respect to any future issuance of Membership Interests and may issue such Membership Interests in one or more classes or one or more series of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, as shall be fixed by the Board of Managers in the exercise of its sole and complete discretion, including, without limitation, (i) the allocation of Net Profits and Net Losses to each such class or series of Membership Interests; (ii) the rights and powers of each such class or series of Membership Interests, which rights and powers may be superior or inferior to those of existing Members; (iii) the rights of each such class or series of Membership Interests upon dissolution and liquidation of the Company; (iv) the price at which and the terms and conditions, if any, upon which each such class or series of Membership Interests of the Company may be redeemed by the Company; (v) rights and powers which are superior or inferior to those of existing Members; (vi) the right to Vote as a separate class or group on specified matters by amendment of this Agreement; and (vii) the right of each such class or series of Membership Interests to Vote on Company matters. Notwithstanding the foregoing, should the Board of Managers determine to raise additional capital through the issuance of any additional Membership Interests, each Member shall have the pre-emptive right to purchase its Proportionate Share of all such additional Membership Interests. Should a Member not purchase its Proportionate Share of all such additional Membership Interests either because of his decision to not purchase his Proportionate Share, his Percentage Interest in the Company shall be reduced accordingly.
          (b) The Board of Managers shall have the right to amend, or cause the Executive Officers to amend, any provision of this Agreement and to execute, swear to, acknowledge, deliver, file, publish and record such documents as the Executive Officers may in their sole discretion determine to be necessary or appropriate in connection therewith in order to reflect the authorization and issuance of each such class or series of Membership Interests. The Board of Managers may authorize the Executive Officers to do all things it deems to be appropriate or necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any such future issuance, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.
     Section 13.2 Admission of New Members. Additional Persons (other than Transferees of Members who shall be admitted as new Members pursuant to Section 12.1) may be admitted to the Company as Members (“New Members”) at such time as all conditions to their admission have been satisfied, as determined by the Board of Managers.

ARTICLE XIV
MISCELLANEOUS
     Section 14.1 Further Assurances. Each holder of Membership Interests agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.
     Section 14.2 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) shall be in writing, signed by the party giving such notice and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (return receipt requested, with postage prepaid), to the respective parties at the addresses noted in Schedule A. Any holder of Membership Interests may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 14.2.
     Section 14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of laws rule or principle that may refer the governance, construction or interpretation of this Agreement to the laws of another state.
     Section 14.4 Headings. All titles or captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 14.5 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights benefit or remedy of any nature whatsoever.
     Section 14.6 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or the Company shall impair or affect the right of such party or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party or of the Company, or the obligations of the party to whom such extension or indulgence is granted.
     Section 14.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     Section 14.8 Assignment. Neither this Agreement nor any rights hereunder may be assigned by operation of law or otherwise without the express written consent of the Members except as permitted in Article XII.
     Section 14.9 Consents. Any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any holder of Membership Interests from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.
     Section 14.10 Entire Agreement; Amendment. This Agreement (including the schedules and exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and all prior oral or written agreements relative hereto which are not contained herein are terminated. Except as contemplated by Article XIII, this Agreement may be amended by unanimous written agreement of all of the holders of Membership Interests. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed in accordance with the foregoing, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.
     Section 14.11 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.
     Section 14.12 Power of Attorney. Each holder of Membership Interests hereby irrevocably constitutes and appoints (a) each Manager and (b) any substitute that the Board of Managers may appoint to act in their place as such Person’s true and lawful representative and attorney-in-fact, with full power and authority in his such Person’s name, place and stead, to make, execute, acknowledge, deliver, swear to, record, file and publish with respect to the Company any and all instruments, documents and certificates (including the Certificate of Formation, any amendments thereto and a certificate of cancellation) which, from time to time, may be required by the laws of the United States of America, the State of Delaware, or any other state in which the Company shall determine to do business or any political subdivision or agency thereof. The foregoing grant of authority is a special power of attorney coupled with an interest, shall be irrevocable and shall continue in full force and effect notwithstanding the subsequent death, disability, insanity or incapacity (or, in the case of a Member that is a corporation, association, partnership, joint venture or trust, the subsequent merger, dissolution or other termination of the existence) of such Member. The special power of attorney may be exercised on behalf of a Member by a facsimile signature.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

MEMBERS:

Medley Opportunity Fund LP

By:	/s/ Andrew Fentress
Name: Andrew Fentress
Title: Member of Investment Committee

Medley Opportunity Fund Ltd.

By:	/s/ Brook Taube
Name: Brook Taube
Title: Authorized Signatory
[SIGNATURE PAGE TO LIMITED LIABILITY
COMPANY AGREEMENT — MOF I BDC LLC]

SCHEDULE A
MEMBERS

		Initial Capital	Membership
Name	Mailing Address	Account	Interests
Medley Opportunity Fund LP	375 Park Avenue	$5,261,436.88	50
	Suite 3304
	New York, NY 10152
Medley Opportunity Fund Ltd.	c/o Ogier Fiduciary	$99,967,300.69	950
	Services (Cayman)
	Limited
	89 Nexus Way
	Camana Bay
	Grand Cayman
	KY1-9007
	Cayman Islands

EXHIBIT A
CERTIFICATE OF FORMATION
OF
MEDLEY CAPITAL BDC LLC
     This Certificate of Formation of Medley Capital BDC LLC (the “LLC”) is being duly executed and filed by the undersigned, an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq., the “Act”).
     1. The name of the limited liability company is “Medley Capital BDC LLC.”
     2. The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the LLC is Corporation Service Company.
     IN WITNESS WHEREOF, this Certificate of Formation has been duly executed as of the 30th day of April, 2010, and is being filed in accordance with Section 18-206 of the Act.

/s/ Brook Taube Brook Taube
Authorized Person